UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 20, 2026

Suncrete, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-43227	39-4989597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

817 E. 4th Street
Tulsa, Oklahoma 74120

(Address of principal executive offices, including zip code)

(918) 355-5700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RMIX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 5.02 of this Current Report regarding the Director Grants (as defined below) is incorporated by reference into this Item 3.02.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On April 20, 2026, the Board of Directors (the “Board”) of Suncrete, Inc. (the “Company”) increased the size of the Board from seven directors to nine directors and filled the newly created vacancies by appointing (i) Charles Owens to the Board to serve as a Class I director for a term expiring at the Company’s 2027 Annual Meeting of Stockholders and (ii) Noreen Skelly to serve as a Class II director for a term expiring at the Company’s 2028 Annual Meeting of Stockholders.

Mr. Owens and Ms. Skelly were also appointed to serve as members of the Audit Committee of the Board (the “Audit Committee”). Following such appointments, the members of the Audit Committee are Bretton Johnston, Mr. Owens and Ms. Skelly, with Ms. Skelly serving as the Chair of the Audit Committee. Each of Messrs. Johnston and Owens and Ms. Skelly has been determined by the Board to be an “independent director” within the meaning of the independent director standards of the Securities and Exchange Commission (“SEC”) and Nasdaq listing rules and to otherwise qualify to serve on the Audit Committee.

Charles E. Owens is one of the founders and the Vice Chairman of the board of directors of Construction Partners, Inc. (Nasdaq: ROAD) and previously served as its President and Chief Executive Officer from its inception until March 2021. From 1990 until its sale in 1999, Mr. Owens was President and Chief Executive Officer of Superfos Construction U.S., Inc. (“Superfos”), the North American operation of Superfos a/s, a publicly held Danish company. During his tenure at Superfos, he oversaw the successful acquisition and integration of approximately 35 companies, leading Superfos to become one of the largest highway construction companies in the United States. Prior to 1990, Mr. Owens was President of Couch Construction, Inc., a subsidiary of Superfos headquartered in Dothan, Alabama. Mr. Owens received a Bachelor of Business Administration from Troy University.

Noreen E. Skelly has served as the Chief Financial Officer for Blue Sky Bank, a commercial bank headquartered in Pawhuska, Oklahoma, with locations throughout Oklahoma and Texas since August 2022 and has served as a member of the board of directors of Construction Partners, Inc. (Nasdaq: ROAD) since April 2019. She previously served as Chief Financial Officer of Broadway National Bank, a commercial bank headquartered in San Antonio, Texas, from August 2021 to August 2022 and as Executive Vice President and Chief Financial Officer of Veritex Holdings, Inc., the publicly traded holding company of Veritex Community Bank, headquartered in Dallas, Texas, from June 2012 through January 2019. Prior to that, Ms. Skelly was the Chief Financial Officer of Highlands Bancshares, Inc., a bank holding company located in the Dallas, Texas area. Her experience includes serving in various senior management positions within the corporate finance functions at Comerica Bank and ABN AMRO / LaSalle Bank. Ms. Skelly began her professional career at the Federal Reserve Bank of Chicago and was promoted to serve as an accounting policy analyst for the Board of Governors of the Federal Reserve System in Washington, D.C. Ms. Skelly received a Master of Business Administration from the University of Chicago Booth School of Business and a Bachelor of Business Administration in finance from the University of Texas at Austin.

There are no arrangements or understandings between Mr. Owens or Ms. Skelly and any other person pursuant to which Mr. Owens or Ms. Skelly was selected to serve on the Board. Mr. Owens or Ms. Skelly do not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Director Restricted Stock Awards

On April 20, 2026, the Board granted to the non-employee directors of the Company the following awards of restricted stock (the “Director Grants”) under the Suncrete, Inc. 2026 Omnibus Incentive Plan (the “2026 Plan”) as compensation for service on the Board:

Name and Title	Class of Common Stock	Number of Shares
Ned N. Fleming, III	Class B Common Stock	144,000
Andrew R. Heyer	Class A Common Stock	48,000
William Holden	Class A Common Stock	48,000
Bretton Johnston	Class B Common Stock	48,000
Mark R. Matteson	Class B Common Stock	96,000
Charles Owens	Class B Common Stock	48,000
David Rees-Jones	Class B Common Stock	48,000
Noreen Skelly	Class B Common Stock	48,000

The shares of restricted stock vest (i) two-thirds on the second anniversary of the date of grant and (ii) one-third on the third anniversary of the date of grant, subject to continued service with the Company through the applicable vesting date. The Director Grants were issued by the Company in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCRETE, INC.

Date: April 24, 2026	By:	/s/ Randall Edgar
		Name:	Randall Edgar
		Title:	Chief Executive Officer